EXHIBIT 10.101

July 15, 2003

Kristine Mostofizadeh

Equinix Operating Co., Inc.

301 Velocity Way, 5th Floor

Foster City, CA 94404

Re: First Amendment to Lease Agreement dated September 1, 1999, between Lakeside Purchaser, L.L.C., as successor in interest to Carlyle-Core Chicago, LLC, and Equinix Operating Co., Inc., as successor in interest to Equinix, Inc., a Delaware corporation.

Dear Ms. Mostofizadeh,

This letter shall constitute (a) a First Amendment (“First Amendment”) to that certain Lease Agreement dated September 1, 1999 (the “Lease”) between Lakeside Purchaser, L.L.C. (“Landlord”) as successor in interest to Carlyle-Core Chicago, LLC, and Equinix Operating Co., Inc. (“Tenant”), as successor in interest to Equinix, Inc., with regard to Tenant’s use of certain manhole and conduit space at Lakeside Technology Center located at 350 East Cermak Road, Chicago, Illinois (the “Building”), and (b) an agreement to terminate that certain Outside Conduit Access Agreement, dated March 9, 2001, between Tenant and Carlyle-Core Chicago, LLC (the “Outside Conduit Access Agreement”).

1. Amendment of Section 5 of Lease. Landlord and Tenant hereby agree to amend the Lease by incorporating the following Sections 5(d), (e), (f), (g), and (h) into the Lease:

“5(d) Fiber Path Entry

Tenant shall have:

(i)	the non-exclusive right to use the existing “Exterior Fiber Vault Manholes”, Numbers 3 and 5, and the existing “Conduit Pathways” between such Exterior Fiber Vault Manholes and the associated Building “Interior Fiber Vaults”, subject to the terms and conditions outlined in this First Amendment; and

(ii)	the exclusive right to use the conduits and innerducts described in subparagraphs (A)-(D) below (‘“Exterior Conduits”), subject to the terms and conditions outlined in this First Amendment:

(A) Three (3) four inch (4”) conduits or twelve (12) one and one/quarter inch (1-1/4”) innerducts or a combination thereof not to exceed seventy-five (75) square inches of manhole surface area of penetration in the Exterior Fiber Vault

Manhole 3 located at East 22nd Street and South Prairie Avenue (i.e. Phase 6B); provided, however, that Tenant shall have the right to utilize only four (4) one and one/quarter inch (1-1/4”) smooth wall innerducts extending from Exterior Fiber Vault Manhole 3, as described in subparagraph (B) below.

(B) Three (3) one and one/quarter inch (1-1/4”) innerducts contained within one (1) four inch (4”) conduit, and one (1) one and one/quarter inch (1- 1/4”) innerduct number 04 contained within another four inch (4”) conduit as designated by Landlord, within the existing Conduit Pathway between the Exterior Fiber Vault Manhole 3 located at East 22nd Street and South Prairie Avenue (i.e. Phase 6B) and the associated Interior Fiber Vault located in the lower level of the Building (Northwest corner of 350 East Cermak Road).

(C) Three (3) four inch (4”) conduits or twelve (12) one and one/quarter inch (1-1/4”) innerducts or a combination thereof not to exceed seventy-five (75) square inches of manhole surface area of penetration in the Exterior Fiber Vault Manhole 5 located at South Calumet Avenue near East Cullerton Street (i.e. Phase 7); provided, however, that Tenant shall have the right to utilize only four (4) one and one/quarter inch (1-1/4”) smooth wall innerducts extending from Exterior Fiber Vault Manhole 5, as described in subparagraph (D) below.

(D) Three (3) one and one/quarter inch (1-1/4”) innerducts contained within one (1) four inch (4”) conduit, and one (1) one and one/quarter inch (1-1/4”) innerduct number 29 in another four inch (4”) conduit as designated by Landlord, within the existing Conduit Pathway between the Exterior Fiber Vault Manhole 5 located at South Calumet Avenue near East Cullerton Street (i.e. Phase 7) and the associated Interior Fiber Vault located in the lower level of the Building (Northeast comer of 350 East Cermak Road).

(iii)	In addition to the rights granted above, Tenant, with Landlord’s prior written approval not to be unreasonably withheld or delayed, shall have the right to replace Landlord’s installed one and one/quarter inch (1-1/4’”) innerducts (excluding innerduct number 04 and innerduct number 29) contained within each of the four inch (4”) conduits described in subparagraphs (B) and (D) at Tenant’s sole cost, expense, and liability, with an innerduct of a quantity and size as solely determined by Tenant. Tenant shall have the exclusive right to use each additional innerduct gained by Tenant’s replacement of Landlord’s innerduct, subject to all terms and conditions of this First Amendment.

(e)	Fees

Landlord acknowledges that Tenant has paid the following fees in connection with the rights granted in Section 5(d), and that no other fees shall be due and owing to Landlord for the same in connection with such rights (with the exception of management fees which are hereinafter described);

(i) one time fee of one hundred forty-four thousand nine hundred and no/100 Dollars ($144,900.00) for the use of the Exterior Conduits (excluding innerduct number 04 and innerduct number 29) in the locations specified above (1,619 linear fee at $90.00 per linear foot); and

(ii) one time fee of forty-five thousand and no/100 Dollars ($45,000.00) for the Exterior Conduits (excluding innerduct number 04 and innerduct 29) penetrations described above into the Interior Fiber Vaults (6-1 ¼” innerduct penetrations at $7,500.00 each).

Within thirty (30) days after receipt of invoice, Tenant shall pay Landlord its reasonable costs of managing and monitoring Tenant’s penetrations into the Exterior Fiber Vault Manholes at the authorized points of penetration. For sixty (60) days following payment of Landlord’s invoice, Tenant shall have the right to audit Landlord’s books and records regarding such costs in accordance with Section 4(b)(iii) of the Lease.

All fees payable pursuant to the provisions of this Section 5(e) shall constitute Additional Rent under the Lease.

(f)	Use

Tenant has the right to use Tenant’s allotment (as described in Section 5(d)) of Exterior Conduits, Exterior Fiber Vault Manholes, Conduit Pathways, Interior Fiber Vaults, and Risers within and around the Building as a means to bring telecommunication carriers and providers and/or utilities (as solely designated by Tenant) to the Building and/or the Premises, for the use of Tenant, Tenant’s customers and telecommunication carriers and providers of Tenant and/or Tenant’s customers, in their normal business operations, regardless of whether such telecommunication carrier or provider is a Building occupant; provided however, Tenant shall not have the right to connect to providers, Tenant’s customers or other tenants in the Building at any place in the Building, other than the Building’s Meet Me Room or in Tenant’s Premises. The Exterior Conduits shall be located along a physical route reasonably designated by Landlord, and shall be installed in a manner approved by Landlord, which approval shall be obtained by Tenant utilizing the guidelines and procedures identified in Section 5(g) below. All penetrations into the Building must come through the Landlord’s Exterior Fiber Vault Manholes. Tenant’s use of the Building’s Meet Me Room shall be subject to the terms, fees and standard practices of the Building’s Meet Me Room, managed by EP Connect, L.L.C.

(g)	Installation Process

Tenant shall comply with Landlord’s standards and procedures for access and use of the Exterior Conduits including, but not be limited to, the following:

(i) Tenant shall request a manhole assignment from the Landlord, at each of the Exterior Fiber Vault Manholes, at a location specified by Landlord in the public way, at least 5 business days prior to the date of planned penetration

(Landlord response expected to be 24 hours). Landlord’s consent to such request shall not be unreasonably withheld, conditioned or delayed. Upon receipt of the assignment from Landlord, Tenant shall provide Landlord a proposed elevation drawing and shall arrange with Landlord to establish a dig line for penetration.

(ii) Within 5 business days after receipt of Tenant’s request for a manhole assignment, Landlord shall arrange for a designated representative to be on-site for the entire period of Tenant’s manhole entry. Tenant shall not enter any manhole without a representative of Landlord being present.

(iii) Tenant shall ensure that Tenant’s manholes, and/or manholes of Tenant’s network providers, are not placed within one hundred (100) feet of any Exterior Fiber Vault Manhole to aid in the protection and preservation of access to the Building by other Building tenants and/or their network providers.

(iv) Tenant shall not splice telecommunication cable within the Exterior Fiber Vault Manholes. Splicing or transition of telecommunication cable shall only be permitted within space reasonably allocated to Tenant by Landlord to accommodate the Exterior Conduits within the Interior Fiber Vaults.

(v) A maximum length of service loop must be approved by Landlord within the Exterior Fiber Vault Manholes. Length of service loop and the space required for such service loop shall be submitted for Landlord approval prior to installation in the Exterior Fiber Vault Manholes or authorized in writing by Landlord’s designated representative, which approval or authorization shall not be unreasonably withheld.

(vi) Landlord shall designate reasonable locations for mounting of splice cases within the Interior Fiber Vaults. Tenant shall not mount splice eases or route cable through the Interior Fiber Vaults until the cable routing is reasonably approved in writing by Landlord.

(vii) Tenant shall not pull telecommunication cable or any media through the Exterior Fiber Vault Manholes, or perform any work within the Exterior Fiber Vault Manholes without the presence of Landlord’s representative.

(viii) Tenant shall reimburse Landlord for the reasonable costs incurred by Landlord for review of Tenant’s plans and coordination/supervision of the installation described herein.

(h)	City of Chicago Agreement

Tenant expressly acknowledges that, with respect to Tenant’s installation of fiber from the Exterior Fiber Vault Manholes, all such use of and access to such fiber (including any work related to the installation of such fiber), is expressly made subject to the provisions of that certain Conduit Path Use Agreement dated as of June 1, 2000 by and between the

City of Chicago (“City”) and Landlord (the “Conduit Path Use Agreement”). Tenant acknowledges that a copy of the Conduit Path Use Agreement has been provided to Tenant for its review. Tenant expressly agrees to coordinate all work related to the Exterior Conduits and fiber with Landlord and, where necessary, the City, and to comply at all tunes with the provisions of the Conduit Path Use Agreement, and Landlord’s Building standard rules or guidelines in effect from time to time. All work shall be carried out in compliance with Tenant’s obligations under the Lease, and all work shall be performed by a contractor reasonably approved by Landlord or chosen from Landlord’s list of approved contractors.”

2. Termination of Agreement. Tenant and Landlord agree that the Outside Conduit Access Agreement dated March 9, 2001 shall be terminated as of the date of Tenant’s execution of this First Amendment, and thereafter shall have no farther force and effect.

3. The Lease. Except as amended hereby, all other terms and conditions of the Lease shall remain in full force and effect. All capitalized terms used herein shall have the meanings ascribed to them in the Lease.

4. Binding Effect and Counterparts. The Lease as modified by this First Amendment sets forth the full and complete understanding between Landlord and Tenant with respect to the matters addressed herein. This First Amendment may be executed in counterparts. A telecopy transmission of a signed copy of this First Amendment shall constitute a binding and effective execution by the signing party.

If the terms of this First Amendment are acceptable, please have a duly authorized representative of Tenant execute both copies and return one fully executed copy to the undersigned, whereupon this letter shall constitute a binding agreement between us, our successors and permitted assigns.

Sincerely,

LAKESIDE PURCHASER, L.L.C.

By:	/s/ Bryan W. Neskora

Name:	Bryan W. Neskora
Title:	President

ACCEPTED AND AGREED TO: This 23 day of July, 2003

EQUINIX OPERATING CO., INC.

By:	/s/ Kristine Mostofizadeh

Name:	Kristine Mostofizadeh
Title:	Director of Real Estate